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                         Securities and Exchange Commission
                               Washington, DC  20549

                                    Schedule 13G

                     Under the Securities Exchange Act of 1934
                               (Amendment No. _____ )


                                 EQUINOX SYSTEMS INC
                          -------------------------------
                                  (Name of Issuer)


                                       Common
                          -------------------------------
                           (Title of Class of Securities)


                                     294436100
                          -------------------------------
                                   (CUSIP Number)




The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                          (Continued on following page(s))


                                 Page 1 of 4 Pages

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                                                             Page 2 of 4 Pages

CUSIP No. 294436100           13G
         ----------------


1)   Names of Reporting Persons.  SS or IRS Identification Nos. of Above Persons
     G. Kevin Doren
--------------------------------------------------------------------------------
2)   Check the Appropirate Box if a Member of a Group.       (a)       (b)
                                                        -----     -----
--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place of Organization
     USA
--------------------------------------------------------------------------------

Number of Shares    5)   Sole Voting PowerBeneficially   284,556
Owned by                                              -----------------
Each Reporting      6)   Shared Voting Power
Person With
                                                      -----------------
                    7)   Sole Dispositive Power
                                                         284,556
                                                      -----------------
                    8)   Shared Dispositive Power
                                                      -----------------
--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned by Each Reporting Person
     284,556
--------------------------------------------------------------------------------
10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9)
     5.3%
--------------------------------------------------------------------------------
12)  Type of Reporting Person
     IN
--------------------------------------------------------------------------------


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                                                             Page 3 of 4 Pages

Item 1(A).     Name of Issuer
     Equinox Systems Inc.
--------------------------------------------------------------------------------
Item 1(B).     Address of Issuer's Principal Executive Offices
     One Equinox Way; Sunrise, FL  33351
--------------------------------------------------------------------------------
Item 2(A).     Name of Person(s) Filing
     G. Kevin Doren
--------------------------------------------------------------------------------
Item 2(B).     Address of Principal Business Office or, if none, Residence
     8202 Avalon Drive, Mercer Island, WA  98040
--------------------------------------------------------------------------------
Item 2(C).     Citizenship
     USA
--------------------------------------------------------------------------------
Item 2(D).     Title of Class of Securities
     Common
--------------------------------------------------------------------------------
Item 2(E).     CUSIP Number
     294436100
--------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rules 13D-1(B), or 13D-2(B), Check Whether the Person Filing is a:
     a) ______    Broker of Dealer registered under Section 15 of the Act
     b) ______    Bank as defined in section 3(a)(6) of the Act
     c) ______    Insurance Company as defined in section 3(a)(19) of the Act
     d) ______    Investment Company registered under section 8 of the
                       Investment Company Act
     e) ______    Investment Adviser registered under section 203 of the
                       Investment Advisers Act of 1940
     f) ______    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
     g) ______    Parent Holding Company, in accordance with Rule
                       13d-1(b)(ii)(G) (Note:  See Item 7)
     h) ______    Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

Item 4.   Ownership
     a)   Amount Beneficially Owned:
          284,556
--------------------------------------------------------------------------------
     b)   Percent of Class:
          5.3%
--------------------------------------------------------------------------------
     c)   Number of shares as to which such person has:
          i)   sole power to vote or to direct the vote
               284,556
               -----------------------------------------------------------------
          ii)  shared power to vote or to direct the vote

               -----------------------------------------------------------------
          iii) sole power to dispose or to direct the disposition of
               284,556
               -----------------------------------------------------------------
          iv)  shared power to dispose or to direct the disposition of

               -----------------------------------------------------------------

The shares reported were all acquired prior to the issuer registering the subject securities under the exchange act. The shares reported now constitute more than five percent of the class of securities, due to a reduction in the total number of shares in the class since the subject securities were registered under the exchange act.

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                                                             Page 4 of 4 Pages

Item 5.   Ownership of Five Percent or Less of a Class
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                     -------

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person
          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
          N/A
          ----------------------------------------------------------------------

Item 8.   Identification and Classification of Members of the Group
          N/A
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group
          N/A
          ----------------------------------------------------------------------

Item 10.  Certification
          N/A

                                     Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   February 9, 1999
                                   ----------------------------------------
                                   (Date)

                                   /s/ G. Kevin Doren
                                   ----------------------------------------
                                   (Signature)

                                   G. Kevin Doren
                                   ----------------------------------------
                                   (Name/Title)